Exhibit 99.1

Financial Report July - September 2026 Stockholm, Sweden, October 23, 2026 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report July - September 2026

Q3 2026: Solid performance in a tough environment

Financial highlights Q3 2026 $2,693 million net sales, a decrease of 0.5% 1.1% organic sales decrease* 9.4% operating margin, 9.7% adj. operating margin* $2.13 diluted EPS, a 6.8% decrease	Full year 2026 guidance Around 0% organic sales growth Around 2.5% positive FX impact on net sales Around 10.5% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the third quarter of 2026

•
Net sales decreased organically* by 1.1%, which was 0.8pp higher than the global LVP decrease of 1.9% (Mobility Global, Oct 2026) mainly driven by strong performance in Asia. Regional and customer LVP mix is estimated to have impacted sales negatively by around 0.9pp. Our organic sales* outperformed LVP in Asia excl. China and in China, while it underperformed in EMEA and was about in line with LVP in the Americas. Our strong performance in Asia excl. China was mainly due to India, where we outperformed by 11pp, driven by continued strong market growth in safety content per vehicle, while in China, we outperformed by around 20pp with Chinese OEMs.
•
Profitability remained strong. Operating income decreased by 5.0% mainly due to the supplier settlement compensation received in Q3 2025. Adjusted operating income* decreased by 3.4%. Operating margin was 9.4% and adjusted operating margin* was 9.7%. ROCE was 24.1% and adjusted ROCE* was 24.4%.
•
Cash flow remained solid. Operating cash flow was $239 million compared to $258 million in 2025. Free operating cash flow* was $124 million compared to $153 million in 2025. The leverage ratio* was 1.3x. In the quarter, a dividend of $0.87 per share was paid and 1.23 million shares were repurchased and retired.

*For Non-GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q3 2026	Q3 2025	Change	9M 2026	9M 2025	Change
Net sales	$2,693	$2,706	(0.5)%	$8,249	$7,998	3.1%
Operating income	254	267	(5.0)%	683	769	(11)%
Adjusted operating income1)	262	271	(3.4)%	776	777	(0.1)%
Operating margin	9.4%	9.9%	(0.4)pp	8.3%	9.6%	(1.3)pp
Adjusted operating margin1)	9.7%	10.0%	(0.3)pp	9.4%	9.7%	(0.3)pp
Earnings per share - diluted	2.13	2.28	(6.8)%	5.36	6.59	(19)%
Adjusted earnings per share - diluted1)	2.19	2.32	(5.7)%	6.67	6.67	(0.1)%
Operating cash flow	239	258	(7.3)%	598	613	(2.5)%
Return on capital employed2)	24.1%	25.1%	(1.0)pp	21.5%	24.9%	(3.4)pp
Adjusted return on capital employed1,2)	24.4%	25.5%	(1.0)pp	24.2%	25.2%	(1.0)pp
Dividends paid	(63)	(65)	(2.7)%	(192)	(173)	11%
Share repurchases	(150)	(100)	50%	(350)	(201)	74%

1) Excluding effects from capacity alignments and antitrust related matters. Non-GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

We continued to deliver well across all key areas in the third quarter. Our sales in India grew by nearly 30% and our sales to Chinese OEMs grew by more than 20%. Strong sales growth in Japan contributed to our sales in Asia exceeding China in the quarter. Globally, our organic sales performance exceeded global LVP by around 1pp, significantly outpacing LVP growth in India, Japan and with Chinese OEMs.

To support our growing partnerships with Chinese OEMs, our innovation capabilities, global competitiveness and long term growth, we opened our second R&D center in China in Q3.

The business environment remains uncertain but we anticipate a strong fourth quarter supported by an increasing number of product launches and significant raw material recoveries.

Throughout the year, cost headwinds have increased materially, mainly related to raw materials, logistics, the recent flooding in Thailand and lower call off accuracy since Q1. We have been able to offset the majority of these cost headwinds mainly through labor efficiency, material savings through Value Engineering and successful negotiations with customers and suppliers. However, the additional headwinds narrows our full year adjusted operating margin expectation to around 10.5%, the low end of our range of around 10.5-11%. We continue to expect unchanged organic sales growth and an operating cash flow of around $1.2 billion.

Based on our full year guidance, we continue to expect strong cash flow for the year, which supports our ambition to provide attractive shareholder returns through share repurchases and dividends.

Finally, I would like to invite you to our 2027 Investor Day, which will take place in Shanghai, China, on April 26 and 27, 2027. It will be held in connection with the Auto Shanghai, the largest and most important auto show in the world.

We continued to successfully manage geopolitical developments during the quarter, limiting the effects of tariffs, supply chain challenges and raw material price increases. Well-executed cost reduction initiatives and increased engineering income contributed to a third quarter adjusted operating margin of 9.7%.

Our cash flow remained strong, supporting our ambitious shareholder return strategy. Our leverage ratio of 1.3x was almost unchanged compared with the prior quarter, despite repurchasing around 1.23 million shares for $150 million and paying dividends of $63 million in the quarter. Over the last 12 months, we have repurchased 4.14 million shares for $500 million, in addition to paying $258 million in dividends and keeping our debt leverage ratio unchanged.

Financial Report July - September 2026

Full year 2026 guidance

In addition to the assumptions below and in our business and market update below, our full year 2026 guidance is based on our customer call-offs and the achievement of our targeted cost compensation adjustments with our customers, including no material changes to tariffs or trade restrictions, as compared to what is in effect as of October 15, 2026, as well as no significant changes in the macro-economic environment, changes in customer call-off volatility or significant supply chain disruptions.

Full year 2026 Guidance
Organic sales growth	Around 0%
Adjusted operating margin1)	Around 10.5%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Around 4%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2026 Assumptions
LVP growth	Around 2% negative
FX impact on net sales	Around 2.5% positive
Tax rate3)	Around 30%
3) Excluding unusual tax items.

The forward-looking Non-GAAP financial measures above are provided on a Non-GAAP basis. Autoliv has not provided a GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CEST today, October 23, 2026. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report July - September 2026

Business and market condition update

Supply Chain

Customer call-off accuracy deteriorated slightly compared to Q3 2025 as well as compared to Q2 2026, driven by development in China. We expect call-off volatility for the full year 2026 on average to be slightly improved compared to 2025. However, the continued significant uncertainty in the geopolitical environment and future changes in tariffs and trade restrictions may lead to more negative call-off volatility.

Raw material inflation, geopolitical risks and tariffs

Raw material price changes had a negative impact on our profitability in the third quarter, with a gross impact of around $42 million. For the full year 2026, we currently estimate a gross impact of around $120 million from higher raw material prices. We expect to be able to continue to mitigate a majority of this headwind, mainly through internal cost reductions, material mix improvements and commercial negotiations with customers and suppliers. Given the continued uncertainty in the geopolitical environment, tariffs and trade restrictions may contribute to a more adverse inflationary environment. We continue to implement productivity and cost-reduction initiatives to offset these cost pressures.

The tariffs imposed in 2025 negatively impacted our profitability in the third quarter of 2026. We achieved customer compensation for more than 80% of the tariff costs, resulting in a net negative impact after compensation of around $6 million, in line with the net impact in the third quarter of 2025. Including the dilution effect, the impact on operating margin was around 35 bps negative. While it is our ambition and expectation to continue passing tariff costs on to our customers, there is significant uncertainty as future recovery levels may vary. For the full year 2026, we estimate the tariff-related dilution on operating margin will be similar to the around 20 bps experienced for full year 2025.

Ongoing geopolitical developments, including hostilities in and around the Persian Gulf, have increased uncertainty in the global economic environment. These conditions may affect supply chains, commodity prices, customer demand, and broader market stability. As a result, our current financial guidance reflects the best information available today but may change if these geopolitical dynamics materially affect our operations or the markets in which we operate.

We continue to closely monitor both geopolitical developments and the tariff policy environment in order to remain agile and to adjust our commercial and operational responses to any such developments.

This report includes content supplied by Mobility Global; Copyright © Light Vehicle Production Forecast, January, July and October 2026. All rights reserved.

Financial Report July - September 2026

Key Performance Trends

Sales Development by region	Operating and adjusted* operating income and margins

Operating cash flow and capex, net	Shareholder returns

Return on Capital Employed	Cash Conversion*

30%
25%
20%
15%
10%
5%
0%
FY'22
FY'23
FY'24
FY'25
LTM Q3'26
Return on Capital Employed

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow is defined as operating cash flow less capital expenditure, net.

Financial Report July - September 2026

Consolidated sales development

Third quarter 2026

Consolidated sales	Third quarter		Reported change	Currency	Organic
(Dollars in millions)	2026	2025	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,847	$1,830	0.9%	0.7%	0.2%
Seatbelt Products and Other2)	845	875	(3.5)%	0.5%	(3.9)%
Total	$2,693	$2,706	(0.5)%	0.6%	(1.1)%

Americas	$901	$897	0.4%	3.3%	(2.9)%
EMEA	711	745	(4.5)%	(1.6)%	(2.9)%
Asia excl. China	553	538	2.7%	(6.1)%	8.8%
China	528	526	0.4%	6.2%	(5.8)%
Total	$2,693	$2,706	(0.5)%	0.6%	(1.1)%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 0.2% in the quarter. The largest contributors to the increase were side airbags, center airbags, driver airbags and steering wheels, partly offset by declines for passenger airbags, inflatable curtains and knee airbags.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other declined organically* by 3.9% in the quarter. Sales decreased organically in China, Americas and EMEA while they increased in Asia excluding China.

Sales by region

Our global organic sales* decreased by 1.1% compared to the global LVP decrease of 1.9% (according to Mobility Global, Oct 2026). The relative outperformance was positively impacted by product launches but negatively impacted by regional and model LVP mix development (around 90 bps). Our organic sales growth* outperformed LVP growth by 2.5pp in Asia excluding China and by 1.1pp in China. We underperformed LVP in EMEA by 3.7pp. Performance in the Americas overall was in line with LVP, while North America delivered stronger results, outperforming LVP by close to 2 percentage points.

LVP in China declined by 6.9%, with Global OEMs LVP declining by 25% and Chinese OEMs LVP growing by 1.4%. Autoliv's sales to domestic OEMs increased organically by around 21% while our sales to global OEMs decreased by around 29%. Chinese OEMs accounted for 58% of our sales in China in the quarter, compared to around 46% a year ago. We expect continued strong 2026 sales performance with domestic OEMs. Our strong sales growth in Asia excluding China was mainly due to 29% organic sales growth in India, reflecting strong LVP growth and the trend of increased safety content in vehicles in India.

Q3 2026 organic growth*	Americas	EMEA	Asia excl. China	China	Global
Autoliv	(2.9)%	(2.9)%	8.8%	(5.8)%	(1.1)%
Main growth drivers	Honda, Subaru, Toyota	Mercedes, JLR, EV OEM	Suzuki, Indian OEM, Mazda	Chery, Geely, Great Wall	Mercedes, Chery, Suzuki
Main decline drivers	Ford, Stellantis, EV OEM	VW, BMW, Stellantis	Subaru, Mitsubishi, Ford	Honda,VW, BMW	VW, Ford, Stellantis

Light vehicle production development

Change compared to the same period last year according to Mobility Global

Q3 2026	Americas	EMEA	Asia excl. China	China	Global
LVP (Oct 2026)	(3.0)%	0.8%	6.4%	(6.9)%	(1.9)%
LVP (Jul 2026)	(2.2)%	(0.4)%	2.1%	(4.0)%	(2.1)%

Financial Report July - September 2026

Consolidated sales development

First nine months 2026

Consolidated sales	First nine months		Reported change	Currency	Organic
(Dollars in millions)	2026	2025	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$5,617	$5,395	4.1%	2.8%	1.3%
Seatbelt Products and Other2)	2,632	2,603	1.1%	3.1%	(2.0)%
Total	$8,249	$7,998	3.1%	2.9%	0.2%

Americas	$2,673	$2,639	1.3%	5.1%	(3.8)%
EMEA	2,378	2,337	1.8%	4.1%	(2.3)%
Asia excl. China	1,655	1,572	5.3%	(5.1)%	10%
China	1,542	1,450	6.4%	5.9%	0.5%
Total	$8,249	$7,998	3.1%	2.9%	0.2%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 1.3% in the period. The largest contributors to the increase were side airbags and center airbags, followed by driver airbags, partly offset by declines for passenger airbags, steering wheels and inflatable curtains.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other declined organically* by 2.0% in the period. Sales decreased organically in Americas, China and EMEA while they increased in Asia excluding China.

Sales by region

Our global organic sales* increased by 0.2% compared to the global LVP decrease of 0.9% (according to Mobility Global, Oct 2026). The relative outperformance was mainly driven by new product launches. Our organic sales growth outperformed LVP growth by 6.9pp in China and by 4.3pp in Asia excluding China. We underperformed LVP in EMEA by 3.7pp and by 3.5pp in Americas, impacted mainly by negative mix due to high LVP growth in lower content South America and a lower content on some replacement models.

LVP in China declined by 6.3%, with Global OEMs LVP declining by 16% and Chinese OEMs LVP decreased by 1.6%. Autoliv's sales to domestic OEMs increased organically by around 31% while our sales to global OEMs decreased by around 21%. Chinese OEMs accounted for 53% of our sales in China in the first nine months of 2026, compared to 41% a year ago. Our strong sales growth in Asia excluding China was mainly due to 34% organic sales growth in India, reflecting strong LVP growth but mainly the trend of increased safety content in vehicles in India.

9M 2026 organic growth*	Americas	EMEA	Asia excl. China	China	Global
Autoliv	(3.8)%	(2.3)%	10%	0.5%	0.2%
Main growth drivers	Subaru, Honda, Stellantis	Mercedes, EV OEM, Renault	Suzuki, Indian OEM, Mazda	Chery, Nio, Geely	Suzuki, Chery, Nio
Main decline drivers	Ford, Hyundai, EV OEM	VW, Stellantis, BMW	Subaru, Ford, Mitsubishi	VW, Honda, Mercedes	VW, Ford, BMW

Change compared to the same period last year according to Mobility Global

First nine months 2026	Americas	EMEA	Asia excl. China	China	Global
LVP (Oct 2026)	(0.2)%	1.4%	6.1%	(6.3)%	(0.9)%
LVP (Jan 2026)	(1.1)%	(0.9)%	1.9%	(1.4)%	(0.6)%

Financial Report July - September 2026

Financial development

Condensed Income Statement	Third quarter			First nine months
(Dollars in millions, except per share data)	2026	2025	Change	2026	2025	Change
Net sales	$2,693	$2,706	(0.5)%	$8,249	$7,998	3.1%
Cost of sales	(2,197)	(2,184)	0.6%	(6,717)	(6,496)	3.4%
Gross profit	496	522	(5.0)%	1,531	1,502	2.0%
S,G&A	(138)	(137)	0.9%	(437)	(427)	2.4%
R,D&E, net	(99)	(117)	(16)%	(341)	(319)	6.8%
Other income (expense), net	(5)	(1)	559%	(70)	13	n/a
Operating income	254	267	(5.0)%	683	769	(11)%
Adjusted operating income1)	262	271	(3.4)%	776	777	(0.1)%
Financial and non-operating items, net	(24)	(27)	(13)%	(97)	(76)	28%
Income before taxes	230	240	(4.0)%	586	693	(15)%
Income taxes	(75)	(65)	16%	(188)	(183)	3.0%
Net income	$155	$175	(11)%	$398	$510	(22)%

Earnings per share - diluted2)	$2.13	$2.28	(6.8)%	$5.36	$6.59	(19)%
Adjusted earnings per share - diluted1,2)	$2.19	$2.32	(5.7)%	$6.67	$6.67	(0.1)%

Gross margin	18.4%	19.3%	(0.9)pp	18.6%	18.8%	(0.2)pp
S,G&A, in relation to sales	(5.1)%	(5.1)%	(0.1)pp	(5.3)%	(5.3)%	0.0pp
R,D&E, net in relation to sales	(3.7)%	(4.3)%	0.7pp	(4.1)%	(4.0)%	(0.1)pp
Operating margin	9.4%	9.9%	(0.4)pp	8.3%	9.6%	(1.3)pp
Adjusted operating margin1)	9.7%	10.0%	(0.3)pp	9.4%	9.7%	(0.3)pp
Tax Rate	32.5%	26.9%	5.6pp	32.2%	26.4%	5.8pp

Other data
No. of shares at period-end in millions2)	72.0	76.0	(5.2)%	72.0	76.0	(5.2)%
Weighted average no. of shares in millions, basic2)	72.6	76.4	(4.9)%	73.8	77.0	(4.1)%
Weighted average no. of shares in millions, diluted2)	72.9	76.7	(5.0)%	74.1	77.3	(4.2)%
1) Non-GAAP measure, excluding effects from capacity alignments and antitrust related matters. See reconciliation table. 2) Net of treasury shares.

Third quarter 2026 development

Gross profit decreased by $26 million, and gross margin decreased by 0.9pp compared to the prior year. The decrease in gross profit was mainly attributable to the $13 million gross profit impact of the supplier settlement compensation reported in Q3 2025, lower net sales and higher logistics costs.

S,G&A costs increased by $1 million compared to the prior year, mainly due to slightly higher IT expenses and professional services costs partly offset by slightly lower personnel costs. S,G&A costs in relation to sales were unchanged at 5.1%.

R,D&E, net, costs decreased by $18 million compared to the prior year, mainly due to $26 million of higher engineering income related to timing effects, partly offset by adverse effects from FX translation, IT expenses and personnel costs. R,D&E, net, in relation to sales decreased from 4.3% to 3.7%.

Other income (expense), net, was negative $5 million, compared to negative $1 million in the same period last year. The negative $5 million in Q3 2026 consisted mainly of capacity alignment costs related to our restructuring activities in Türkiye.

Operating income decreased by $13 million compared to the prior year, mainly due to lower gross profit and higher capacity alignment costs, partly offset by lower R,D&E, net, costs, as outlined above.

Adjusted operating income* decreased by $9 million compared to the prior year, mainly due to the lower gross profit, partly offset by lower R,D&E, net, costs, as outlined above.

Financial and non-operating items, net, was a negative $24 million compared to a negative $27 million a year earlier. The improvement was mainly due to lower costs for non-operating items mainly related to positive FX effects.

Income before taxes decreased by $10 million compared to the prior year, mainly due to lower operating income, partly offset by lower costs for financial and non-operating items, net, as outlined above.

Tax rate was 32.5% compared to 26.9% in the prior year. Discrete tax items, net, had an unfavorable impact of 4.9pp in Q3 2026, while discrete tax items, net, had a favorable impact of 1.3pp in Q3 2025. Discrete tax items recorded in Q3 2026 primarily related to negative tax impacts from the closure of tax audits during the quarter.

Earnings per share, diluted decreased by $0.15 compared to the prior year. The main drivers were negative impacts of $0.16 from higher taxes and $0.13 from lower operating income partly offset by $0.11 from a lower number of outstanding shares, diluted and $0.05 from lower financial and non-operating items.

Financial Report July - September 2026

First nine months 2026 development

Gross profit increased by $30 million while gross margin decreased by 0.2pp compared to the prior year. The drivers behind the gross profit improvement were mainly positive effects of higher sales and positive FX translation effects. This was partly offset by $25 million impact from a supplier compensation booked in Q3 2025 which was reversed in Q2 2026, and asset impairment related to the restructuring activities in Türkiye.

S,G&A costs increased by $10 million compared to the prior year, mainly due to negative FX translation effects and higher personnel costs, partly offset by the revision of an estimated credit loss reserve. S,G&A costs in relation to sales were unchanged at 5.3%.

R,D&E, net, costs increased by $22 million compared to the prior year, mainly due to higher personnel costs and negative FX translation effects, partly offset by higher engineering income. R,D&E, net, in relation to sales increased from 4.0% to 4.1%.

Other income (expense), net, was negative $70 million, compared to positive $13 million in the same period last year. The increase in costs was mainly due to higher capacity alignment costs related to restructuring activities in Türkiye.

Operating income decreased by $86 million compared to the prior year, mainly due to higher capacity alignment costs related to restructuring activities in Türkiye, higher R,D&E, net, costs and higher S,G&A costs, partly offset by higher gross profit as outlined above.

Adjusted operating income* decreased by $1 million compared to the prior year, due to the higher costs for R,D&E, net and S,G&A offset by the higher gross profit, as outlined above.

Financial and non-operating items, net, was negative $97 million compared to negative $76 million a year earlier. The increase in costs was mainly due to higher non-operating items, mainly related to costs associated with restructuring activities in Türkiye and Mexico.

Income before taxes decreased by $107 million compared to the prior year, mainly due to lower operating income and higher costs for financial and non-operating items, net, as outlined above.

Tax rate was 32.2% compared to 26.4% in the prior year. Discrete tax items, net, for the period had an unfavorable impact of 4.2pp. Discrete tax items, net, for the prior year period had a favorable impact of 1.8pp. Discrete tax items recorded in the first nine months of 2026 primarily related to negative tax impacts from closure of tax audits during the third quarter and negative tax impacts recorded in the first half year from costs recorded for the capacity alignment activities for Autoliv’s manufacturing operations in Türkiye.

Earnings per share, diluted decreased by $1.23 compared to the prior year. The main drivers were negative impacts of $0.82 from lower operating income, $0.43 from higher tax and $0.18 from financial and non-operating items, partly offset by $0.22 from a lower number of outstanding shares, diluted.

Financial Report July - September 2026

Selected Cash Flow and Balance Sheet Items

Selected Cash Flow items	Third quarter			First nine months
(Dollars in millions)	2026	2025	Change	2026	2025	Change
Net income	$155	$175	(11)%	$398	$510	(22)%
Depreciation and amortization	107	103	3.1%	328	299	10%
Other non-cash adjustments, net	22	32	(30)%	26	20	26%
Changes in operating working capital	(45)	(53)	(15)%	(154)	(217)	(29)%
Operating cash flow	239	258	(7.3)%	598	613	(2.5)%
Capital expenditure, net1)	(115)	(106)	8.7%	(293)	(313)	(6.4)%
Free operating cash flow2)	$124	$153	(18)%	$305	$300	1.7%
Cash conversion3)	80%	87%	(6.9)pp	77%	59%	18pp
Shareholder returns
- Dividends paid	(63)	(65)	(2.7)%	(192)	(173)	11%
- Share repurchases	(150)	(100)	50%	(350)	(201)	74%
Cash dividend paid per share	$(0.87)	$(0.85)	2.6%	$(2.61)	$(2.25)	16%
Capital expenditures, net in relation to sales	4.3%	3.9%	0.4pp	3.6%	3.9%	(0.3)pp

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. Non-GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-GAAP measure. See reconciliation table.

Selected Balance Sheet items	Third quarter
(Dollars in millions)	2026	2025	Change
Trade working capital1)	$1,451	$1,504	(3.6)%
Trade working capital in relation to sales2)	13.5%	13.9%	(0.4)pp
- Receivables outstanding in relation to sales3)	22.5%	21.8%	0.7pp
- Inventory outstanding in relation to sales4)	9.5%	9.6%	(0.1)pp
- Payables outstanding in relation to sales5)	18.5%	17.5%	1.0pp
Cash & cash equivalents	197	225	(12)%
Gross Debt6)	1,934	2,027	(4.6)%
Net Debt7)	1,763	1,772	(0.5)%
Capital employed8)	4,233	4,331	(2.3)%
Return on capital employed9)	24.1%	25.1%	(1.0)pp
Total equity	2,470	2,559	(3.5)%
Return on total equity10)	25.0%	27.9%	(2.8)pp
Leverage ratio11)	1.3	1.3	(0.0)

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-GAAP measure. See reconciliation table.

Third quarter 2026 development

Changes in operating working capital had a $45 million negative impact on operating cash flow compared to a negative impact of $53 million in the prior year. The $45 million increase in operating working capital resulted mainly from $71 million in higher inventories and $21 million from receivables, net, partly offset by $52 million from accounts payable and accrued liabilities.

Operating cash flow decreased by $19 million to $239 million compared to the prior year, mainly because of lower net income, partly offset by a smaller increase in operating working capital compared to last year.

Capital expenditure, net, increased by $9 million compared to the prior year. The level of capital expenditure, net, in relation to sales increased to 4.3% versus 3.9% a year earlier.

Free operating cash flow* was positive $124 million compared to positive $153 million in the prior year. The decrease was due to lower operating cash flow and higher capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 80% compared to 87% a year earlier.

Financial Report July - September 2026

Trade working capital* in relation to sales decreased from 13.9% to 13.5%. The improvement was mainly driven by higher payables in relation to sales while inventories and receivables to sales were relatively unchanged.

Net debt* was $1,763 million as of September 30, 2026, which was $9 million lower than a year earlier.

Total equity as of September 30, 2026, decreased by $89 million compared to September 30, 2025. This was mainly due to $505 million in share repurchases, including taxes, and $258 million in dividend payments, partly offset by net income of $623 million.

Leverage ratio*: On September 30, 2026, the Company had a leverage ratio of 1.3x compared to 1.3x on September 30, 2025, as the 12 months trailing adjusted EBITDA* increased by $26 million while net debt* per the policy decreased by $1 million. Our target is to have a leverage ratio not higher than 1.5x.

First nine months 2026 development

Operating cash flow decreased by $15 million to $598 million compared to the prior year, mainly because the lower net income was almost offset by a smaller increase in working capital and higher depreciation.

Capital expenditure, net, decreased by $20 million compared to the prior year. The level of capital expenditure, net, in relation to sales was 3.6% versus 3.9% a year earlier.

Free operating cash flow* was positive $305 million compared to positive $300 million in the prior year. The increase was mainly due to the lower level of capital expenditure, net.

Cash conversion* defined as free operating cash flow* in relation to net income, was 77% compared to 59% a year earlier as free operating cash flow increased while net income decreased.

Headcount

	Sep 30	Jun 30	Sep 30
	2026	2026	2025
Total headcount	64,400	63,500	65,200
Whereof: Direct headcount in manufacturing	47,000	46,200	47,900
Indirect headcount	17,400	17,300	17,300
Temporary personnel	13%	11%	9%

As of September 30, 2026, total headcount (Full Time Equivalent) decreased by around 800, or 1.3%, compared to a year earlier. The indirect workforce increased by around 100, or 0.6%. The direct workforce decreased by approximately 1,000, or 2.0%, reflecting continued good productivity development.

Compared to June 30, 2026, total headcount (Full Time Equivalent) increased by around 900, or 1.4%. Indirect headcount increased by around 100, while direct headcount increased by approximately 800.

Financial Report July - September 2026

Other Items

•
On September 8, 2026, Autoliv announced it is advancing the development of virtual testing through its Human Body Model (HBM) Safety Suite. The platform is designed to support the development of safer vehicles, with Toyota as the first customer to evaluate its capabilities.
•
On October 2, 2026, Autoliv announced the appointments of Natalie Draisin and Thomas Manfred Müller to its Research Advisory Board. Natalie Draisin serves as Director of the North American Office and United Nations Representative at FIA Foundation and is an External Affiliate at Johns Hopkins Bloomberg School of Public Health. Thomas Manfred Müller, PhD, is a Board Member, Advisor and Business Angel with extensive international experience across leadership and executive roles at Audi, BMW, Volvo Cars, and Volkswagen Group.
•
Autoliv today published on its website its Green Financing Framework which has been updated to incorporate the latest market practices and standards, and to support the long-term commitment of the Company to integrate sustainability across the entire organization.

•
In Q3 2026, Autoliv repurchased and retired 1.23 million shares of common stock at an average price of $121.69 per share under the Autoliv 2029 stock repurchase program. Under this program, repurchases may be made from July 1, 2025 through December 31, 2029. The maximum value of aggregate repurchases under this program is $2.5 billion. Repurchases of stock may be made directly on the NYSE.
•
Autoliv invites investors, analysts and journalists to an Investor Day in Shanghai, China. It will take place on April 26 and 27, 2027, with management presentations, site visits and a full day at the world's leading auto show, Auto Shanghai 2027. Focus will be on global growth, innovations and key trends shaping China’s automotive industry and Autoliv’s strategy for success in the Chinese market. This includes how we strengthen our relationships with leading Chinese OEMs in China and overseas. Further details regarding agenda and registration will be provided at a later stage.

Next Report Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2026 on Friday, January 29, 2027.	Footnotes *Non-GAAP measures, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)709 578 171

Henrik Kaar

Director Investor Relations

Tel +46 (0)709 578 114

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CEST on October 23, 2026.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available on the SEC’s website www.sec.gov and on Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by Mobility Global; Copyright © Light Vehicle Production Forecast, January, July and October 2026. All rights reserved. Mobility Global is a global supplier of independent industry information. The permission to use Mobility Global copyrighted reports, data and information does not constitute an endorsement or approval by Mobility Global of the manner, format, context, content, conclusion, opinion or viewpoint in which Mobility Global reports, data and information or its derivations are used or referenced herein.

Financial Report July - September 2026

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: general global and regional economic conditions, including the impact of inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation, and distribution delays or interruptions; supply chain disruptions, and component shortages specific to the automotive industry or the Company; potential changes to beneficial free trade agreements and regulations, such as the United States-Mexico-Canada Agreement; changes in geopolitical and other economic and political conditions or developments, including inflation, changes trade policies, tariff regimes, and other developments in and by countries in which we do business that could materially impact supply chains, margins, access to capital, or overall business performance; political stability or geopolitical conflicts; changes in general industry or market conditions, including regional economic growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction, and efficiency initiatives and the market reaction thereto; loss of business from increased competition; volatility or increases in raw material, fuel, and energy costs, changes in consumer and customer preferences for end products; loss of customers or sales; legislative or regulatory changes; customer bankruptcies, consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers, including inflation and tariff compensations; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims, and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments or results of tax audits by governmental authorities and changes in our effective tax rate; dependence on key personnel; our ability to meet our sustainability targets, goals and commitments; dependence on and relationships with customers and suppliers; the conditions necessary to hit our financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report July - September 2026

Consolidated Statements of Income

	Third quarter		First nine months		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2026	2025	2026	2025	months	2025
Airbags, Steering Wheels and Other1)	$1,847	$1,830	$5,617	$5,395	$7,524	$7,302
Seatbelt products and Other1)	845	875	2,632	2,603	3,542	3,513
Total net sales	2,693	2,706	8,249	7,998	11,066	10,815

Cost of sales	(2,197)	(2,184)	(6,717)	(6,496)	(8,963)	(8,741)
Gross profit	496	522	1,531	1,502	2,104	2,074

Selling, general & administrative expenses	(138)	(137)	(437)	(427)	(581)	(571)
Research, development & engineering expenses, net	(99)	(117)	(341)	(319)	(435)	(413)
Other income (expense), net	(5)	(1)	(70)	13	(85)	(2)
Operating income	254	267	683	769	1,003	1,088

Income from equity method investments	0	2	2	4	4	6
Interest income	2	3	7	7	10	10
Interest expense	(23)	(25)	(76)	(77)	(102)	(103)
Other non-operating items, net	(2)	(7)	(30)	(10)	(35)	(15)
Income before income taxes	230	240	586	693	879	986

Income taxes	(75)	(65)	(188)	(183)	(256)	(250)
Net income	155	175	398	510	623	736

Less: Net income attributable to non-controlling interest	0	0	1	1	1	1
Net income attributable to controlling interest	$155	$175	$397	$509	$622	$735

Earnings per share - diluted	$2.13	$2.28	$5.36	$6.59	$8.36	$9.55
1) Including Corporate sales.

Financial Report July - September 2026

Consolidated Balance Sheets

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions, unaudited)	2026	2026	2026	2025	2025
Assets
Cash & cash equivalents	$197	$377	$342	$604	$225
Receivables, net	2,422	2,387	2,422	2,236	2,357
Inventories, net	1,020	945	947	992	1,036
Prepaid expenses	229	224	206	212	226
Other current assets	83	76	71	57	102
Total current assets	3,951	4,009	3,987	4,101	3,946

Property, plant & equipment, net	2,349	2,340	2,356	2,417	2,402
Operating leases right-of-use assets	159	157	166	171	167
Goodwill and intangible assets, net	1,398	1,394	1,392	1,386	1,387
Investments and other non-current assets	571	597	567	568	561
Total assets	8,427	8,497	8,468	8,644	8,463

Liabilities and equity
Short-term debt	251	350	393	419	654
Accounts payable	1,990	1,982	1,862	2,007	1,889
Accrued liabilities	1,189	1,130	1,024	1,050	1,172
Operating lease liabilities - current	41	41	43	43	44
Other current liabilities	387	394	386	404	383
Total current liabilities	3,859	3,897	3,708	3,923	4,141

Long-term debt	1,683	1,688	1,699	1,734	1,374
Pension liability	175	180	176	169	167
Operating lease liabilities - non-current	113	110	117	122	118
Other non-current liabilities	127	122	125	113	105
Total non-current liabilities	2,098	2,099	2,115	2,138	1,763

Total parent shareholders’ equity	2,459	2,490	2,634	2,572	2,549
Non-controlling interest	11	11	10	10	10
Total equity	2,470	2,501	2,644	2,582	2,559

Total liabilities and equity	$8,427	$8,497	$8,468	$8,644	$8,463

Financial Report July - September 2026

Consolidated Statements of Cash Flow

	Third quarter		First nine months		Latest 12	Full Year
(Dollars in millions, unaudited)	2026	2025	2026	2025	months	2025
Net income	$155	$175	$398	$510	$623	$736
Depreciation and amortization	107	103	328	299	437	407
Gain on divestiture of property	-	-	-	(6)	(0)	(6)
Other non-cash adjustments, net	22	32	26	26	31	32
Net change in operating working capital:
Receivables	(23)	(4)	(128)	(170)	(55)	(98)
Other current assets	3	12	(73)	(122)	24	(26)
Inventories	(71)	(78)	(39)	(52)	5	(8)
Accounts payable	(1)	(57)	(24)	10	84	119
Accrued liabilities	53	82	129	107	(7)	(30)
Income taxes	(5)	(9)	(19)	11	0	30
Net cash provided by operating activities	239	258	598	613	1,142	1,157

Expenditures for property, plant and equipment	(115)	(106)	(295)	(323)	(413)	(441)
Proceeds from sale of property, plant and equipment	1	1	2	10	10	18
Acquisition of interest in Affiliates	(0)	-	(2)	-	(2)	-
Net cash used in investing activities	(115)	(106)	(295)	(313)	(405)	(423)

Net (decrease) increase in short term debt	(99)	(26)	117	247	(120)	11
Decrease in long-term debt	-	-	(285)	(311)	(285)	(311)
Increase in long-term debt	10	46	2	122	401	521
Dividends paid	(63)	(65)	(192)	(173)	(258)	(238)
Share repurchases	(150)	(100)	(350)	(201)	(500)	(351)
Common stock options exercised	-	-	-	0	-	0
Dividend paid to non-controlling interests	(0)	(1)	(0)	(1)	(0)	(1)
Net cash used in financing activities	(302)	(146)	(709)	(316)	(762)	(369)

Effect of exchange rate changes on cash	(2)	(18)	(1)	(89)	(2)	(90)
(Decrease) increase in cash and cash equivalents	(180)	(12)	(407)	(105)	(28)	274
Cash and cash equivalents at period-start	377	237	604	330	225	330
Cash and cash equivalents at period-end	$197	$225	$197	$225	$197	$604

Financial Report July - September 2026

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

In this report we sometimes refer to Non-GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these Non-GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2026	2026	2026	2025	2025
Total current assets	$3,951	$4,009	$3,987	$4,101	$3,946
Total current liabilities	(3,859)	(3,897)	(3,708)	(3,923)	(4,141)
Working capital (GAAP)	92	113	278	178	(195)
Less: Cash and cash equivalents	(197)	(377)	(342)	(604)	(225)
Prepaid expenses	(229)	(224)	(206)	(212)	(226)
Other current assets	(83)	(76)	(71)	(57)	(102)
Less: Short-term debt	251	350	393	419	654
Accrued liabilities	1,189	1,130	1,024	1,050	1,172
Operating lease liabilities - current	41	41	43	43	44
Other current liabilities	387	394	386	404	383
Trade working capital (Non-GAAP)	$1,451	$1,350	$1,506	$1,221	$1,504

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2026	2026	2026	2025	2025
Receivables, net	$2,422	$2,387	$2,422	$2,236	$2,357
Inventories, net	1,020	945	947	992	1,036
Accounts payable	(1,990)	(1,982)	(1,862)	(2,007)	(1,889)
Trade working capital (Non-GAAP)	$1,451	$1,350	$1,506	$1,221	$1,504
Quarterly sales	$2,693	$2,803	$2,753	$2,817	$2,706
Annualized quarterly sales1)	10,770	11,213	11,012	11,269	10,822
Trade working capital (Non-GAAP) in relation to annualized quarterly sales	13.5%	12.0%	13.7%	10.8%	13.9%
1) Calculated as the current quarterly sales multiplied by four.

Financial Report July - September 2026

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2024	2023	2022	2021
Total current assets	$3,483	$3,974	$3,714	$3,675
Total current liabilities	(3,633)	(4,035)	(3,642)	(2,821)
Working capital (GAAP)	(150)	(61)	72	853
Less: Cash and cash equivalents	(330)	(498)	(594)	(969)
Prepaid expenses	(167)	(173)	(160)	(164)
Other current assets	(72)	(93)	(84)	(65)
Less: Short-term debt	387	538	711	346
Accrued liabilities	1,056	1,135	915	996
Operating lease liabilities - current	41	39	39	38
Other current liabilities	351	345	283	297
Trade working capital (Non-GAAP)	$1,115	$1,232	$1,183	$1,332

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2024	2023	2022	2021
Receivables, net	$1,993	$2,198	$1,907	$1,699
Inventories, net	921	1,012	969	777
Accounts payable	(1,799)	(1,978)	(1,693)	(1,144)
Trade working capital (Non-GAAP)	$1,115	$1,232	$1,183	$1,332
Quarterly sales	$2,616	$2,751	$2,335	$2,119
Annualized quarterly sales1)	10,463	11,006	9,340	8,476
Trade working capital (Non-GAAP) in relation to annualized quarterly sales	10.7%	11.2%	12.7%	15.7%
1) Calculated as the fourth quarterly sales multiplied by four.

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore, we provide this Non-GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(Dollars in millions)	2026	2026	2026	2025	2025
Short-term debt	$251	$350	$393	$419	$654
Long-term debt	1,683	1,688	1,699	1,734	1,374
Total debt (GAAP)	1,934	2,037	2,091	2,153	2,027
Cash & cash equivalents	(197)	(377)	(342)	(604)	(225)
Debt issuance cost/Debt-related derivatives, net	26	34	23	17	(30)
Net debt (Non-GAAP)	$1,763	$1,695	$1,773	$1,566	$1,772

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2024	2023	2022	2021
Short-term debt		$387	$538	$711	$346
Long-term debt		1,522	1,324	1,054	1,662
Total debt (GAAP)		1,909	1,862	1,766	2,008
Cash & cash equivalents		(330)	(498)	(594)	(969)
Debt issuance cost/Debt-related derivatives, net		(24)	3	12	13
Net debt (Non-GAAP)		$1,554	$1,367	$1,184	$1,052

Financial Report July - September 2026

Leverage ratio

The Non-GAAP measure “net debt” is also used in the Non-GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio equal to or below 1.5x.

	Sep 30	Jun 30	Sep 30
(Dollars in millions)	2026	2026	2025
Net debt1) (Non-GAAP)	$1,763	$1,695	$1,772
Pension liabilities	175	180	167
Net debt per the Policy (Non-GAAP)	$1,938	$1,874	$1,939

Net income2)	$623	$643	$754
Income taxes2)	256	246	261
Interest expense, net2, 3)	92	93	94
Other non-operating items, net2)	35	40	20
Income from equity method investments2)	(4)	(5)	(6)
Depreciation and amortization of intangibles2)	437	434	397
Capacity alignments2)	110	104	(1)
Antitrust related items2)	1	2	5
Other items2)	-	-	-
EBITDA per the Policy (Adjusted EBITDA) (Non-GAAP)	$1,550	$1,556	$1,524

Leverage ratio (Non-GAAP)	1.3	1.2	1.3

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, including cost for extinguishment of debt, if any, less interest income.

Financial Report July - September 2026

Reconciliation of GAAP measure "Operating cash flow" to Non-GAAP measures "Free operating cash flow" and "Cash conversion"

Management uses the Non-GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the Non-GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Third quarter		First nine months		Latest 12	Full Year
(Dollars in millions)	2026	2025	2026	2025	months	2025
Net income	$155	$175	$398	$510	$623	$736
Depreciation and amortization	107	103	328	299	437	407
Gain on divestiture of property	-	-	-	(6)	(0)	(6)
Other, net	22	32	26	26	31	32
Changes in operating working capital, net	(45)	(53)	(154)	(217)	51	(12)
Operating cash flow (GAAP)	239	258	598	613	1,142	1,157
Expenditures for property, plant and equipment	(115)	(106)	(295)	(323)	(413)	(441)
Proceeds from sale of property, plant and equipment	1	1	2	10	10	18
Capital expenditure, net1)	(115)	(106)	(293)	(313)	(403)	(423)
Free operating cash flow2) (Non-GAAP)	$124	$153	$305	$300	$739	$734
Cash conversion3) (Non-GAAP)	80%	87%	77%	59%	119%	100%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2024	2023	2022	2021
Net income	$648	$489	$425	$437
Depreciation and amortization	387	378	363	394
Gain on divestiture of property	(4)	-	(80)	-
Other, net	(24)	(119)	(54)	(15)
Changes in operating working capital, net	53	235	58	(63)
Operating cash flow (GAAP)	1,059	982	713	754
Expenditures for property, plant and equipment	(579)	(572)	(585)	(458)
Proceeds from sale of property, plant and equipment	17	4	101	4
Capital expenditure, net1)	(563)	(569)	(485)	(454)
Free operating cash flow2) (Non-GAAP)	$497	$414	$228	$300
Cash conversion3) (Non-GAAP)	77%	85%	54%	69%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to net income.

Financial Report July - September 2026

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain GAAP measures exclusive of these items.

The following tables reconcile Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return on Capital Employed (“ROCE”), adjusted ROCE and Return on Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" and "average total equity" in footnote to the tables below. Adjusted ROE is annualized income (loss) relative to average total equity for the periods presented as adjusted to exclude certain non-recurring items. The Company’s management believes that ROE and Adjusted ROE are useful indicators of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from GAAP to the equivalent Non-GAAP measures.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	Third quarter		First nine months		Latest 12	Full year
(Dollars in millions)	2026	2025	2026	2025	months	2025
Operating income (GAAP)	$254	$267	$683	$769	$1,003	$1,088
Non-GAAP adjustments:
Capacity alignments	8	2	93	6	110	23
Antitrust related items	0	2	1	3	1	3
Total Non-GAAP adjustments to operating income	8	4	93	8	111	26
Adjusted Operating income (Non-GAAP)	$262	$271	$776	$777	$1,113	$1,114

(Dollars in millions)	2024	2023	2022	2021
Operating income (GAAP)	$979	$690	$659	$675
Non-GAAP adjustments:
Capacity alignments1)	19	218	(61)	8
The Andrews litigation settlement	-	8	-	-
Antitrust related items	8	4	-	-
Total Non-GAAP adjustments to operating income	27	230	(61)	8
Adjusted Operating income (Non-GAAP)	$1,007	$920	$598	$683
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report July - September 2026

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	Third quarter		First nine months		Latest 12	Full year
	2026	2025	2026	2025	months	2025
Operating margin (GAAP)	9.4%	9.9%	8.3%	9.6%	9.1%	10.1%
Non-GAAP adjustments:
Capacity alignments	0.3%	0.1%	1.1%	0.1%	1.0%	0.2%
Antitrust related items	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%
Total Non-GAAP adjustments to operating margin	0.3%	0.1%	1.1%	0.1%	1.0%	0.2%
Adjusted Operating margin (Non-GAAP)	9.7%	10.0%	9.4%	9.7%	10.1%	10.3%

	2024	2023	2022	2021
Operating margin (GAAP)	9.4%	6.6%	7.5%	8.2%
Non-GAAP adjustments:
Capacity alignments	0.2%	2.1%	(0.7)%	0.1%
The Andrews litigation settlement	-	0.1%	-	-
Antitrust related items	0.1%	0.0%	-	-
Total Non-GAAP adjustments to operating margin	0.3%	2.2%	(0.7)%	0.1%
Adjusted Operating margin (Non-GAAP)	9.7%	8.8%	6.8%	8.3%

Reconciliation of GAAP measure "Other non-operating items, net" to Non-GAAP measure "Adjusted Other non-operating items, net"

	Third quarter		First nine months
	2026	2025	2026	2025
Other non-operating items, net (GAAP)	$(2)	$(7)	$(30)	$(10)
Non-GAAP adjustments:
Capacity alignments - non-operating1)	(2)	-	20	-
Total Non-GAAP adjustments to other non-operating items, net	(2)	-	20	-
Adjusted Other non-operating items, net (Non-GAAP)	$(5)	$(7)	$(10)	$(10)
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	Third quarter		First nine months
(Dollars in millions)	2026	2025	2026	2025
Income before income taxes (GAAP)	$230	$240	$586	$693
Non-GAAP adjustments:
Capacity alignments - operating	8	2	93	6
Capacity alignments - non-operating1)	(2)	-	20	-
Antitrust related items	0	2	1	3
Total Non-GAAP adjustments to Income before income taxes	5	4	113	8
Adjusted Income before income taxes (Non-GAAP)	$236	$244	$700	$702
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	Third quarter		First nine months
(Dollars in millions)	2026	2025	2026	2025
Net income (GAAP)	$155	$175	$398	$510
Non-GAAP adjustments:
Capacity alignments - operating	8	2	93	6
Capacity alignments - non-operating1)	(2)	-	20	-
Antitrust related items	0	2	1	3
Tax on Non-GAAP adjustments	(1)	(1)	(16)	(2)
Total Non-GAAP adjustments to Net income	4	3	97	7
Adjusted Net income (Non-GAAP)	$160	$178	$495	$517
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Financial Report July - September 2026

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	Third quarter		First nine months
(Dollars in millions)	2026	2025	2026	2025
Net income attributable to controlling interest (GAAP)	$155	$175	$397	$509
Non-GAAP adjustments:
Capacity alignments - operating	8	2	93	6
Capacity alignments - non-operating1)	(2)	-	20	-
Antitrust related items	0	2	1	3
Tax on Non-GAAP adjustments	(1)	(1)	(16)	(2)
Total Non-GAAP adjustments to Net income attributable to controlling interest	4	3	97	7
Adjusted Net income attributable to controlling interest (Non-GAAP)	$159	$178	$494	$516
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	Third quarter		First nine months
	2026	2025	2026	2025
Earnings per share - diluted (GAAP)	$2.13	$2.28	$5.36	$6.59
Non-GAAP adjustments:
Capacity alignments - operating	0.10	0.03	1.25	0.07
Capacity alignments - non-operating1)	(0.03)	-	0.27	-
Antitrust related items	0.00	0.02	0.01	0.04
Tax on Non-GAAP adjustments	(0.01)	(0.01)	(0.22)	(0.02)
Total Non-GAAP adjustments to Earnings per share - diluted	0.06	0.04	1.31	0.09
Adjusted Earnings per share - diluted (Non-GAAP)	$2.19	$2.32	$6.67	$6.67

Weighted average number of shares outstanding - diluted	72.9	76.7	74.1	77.3
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	Third quarter		First nine months
	2026	2025	2026	2025
Return on capital employed1) (GAAP)	24.1%	25.1%	21.5%	24.9%
Non-GAAP adjustments:
Capacity alignments - operating	0.3%	0.2%	2.7%	0.2%
Antitrust related items	0.0%	0.1%	0.0%	0.1%
Total Non-GAAP adjustments to Return on capital employed1)	0.3%	0.3%	2.7%	0.3%
Adjusted Return on capital employed1) (Non-GAAP)	24.4%	25.5%	24.2%	25.2%

Annualized adjustment2) on Return on capital employed1)	$32	$15	$125	$11

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report July - September 2026

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	Third quarter		First nine months
	2026	2025	2026	2025
Return on total equity1) (GAAP)	25.0%	27.9%	20.8%	28.1%
Non-GAAP adjustments:
Capacity alignments - operating	0.4%	0.3%	4.4%	0.3%
Capacity alignments - non-operating2)	(0.1)%	-	0.9%	-
Antitrust related items	0.0%	0.2%	0.0%	0.1%
Tax on Non-GAAP adjustments	(0.1)%	(0.1)%	(0.8)%	(0.1)%
Total Non-GAAP adjustments to Return on total equity1)	0.2%	0.4%	4.6%	0.3%
Adjusted Return on total equity1) (Non-GAAP)	25.2%	28.3%	25.4%	28.4%

Annualized adjustment3) on Return on total equity1)	$18	$12	$130	$9

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

3) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report July - September 2026

(Dollars in millions, except per share data, unaudited)	2025	2024	2023	2022	2021
Sales and Income
Net sales	$10,815	$10,390	$10,475	$8,842	$8,230
Airbags, Steering Wheels and Other1)	7,302	7,023	7,055	5,807	5,380
Seatbelt Products and Other1)	3,513	3,367	3,420	3,035	2,850
Operating income	1,088	979	690	659	675
Net income attributable to controlling interest	735	646	488	423	435
Earnings per share – basic2)	9.59	8.06	5.74	4.86	4.97
Earnings per share – diluted2)	9.55	8.04	5.72	4.85	4.96
Gross margin3)	19.2%	18.5%	17.4%	15.8%	18.4%
S,G&A in relation to sales	(5.3)%	(5.1)%	(4.8)%	(4.9)%	(5.3)%
R,D&E net in relation to sales	(3.8)%	(3.8)%	(4.1)%	(4.4)%	(4.7)%
Operating margin4)	10.1%	9.4%	6.6%	7.5%	8.2%
Adjusted operating margin5,6)	10.3%	9.7%	8.8%	6.8%	8.3%
Balance Sheet
Trade working capital6,7)	1,221	1,115	1,232	1,183	1,332
Trade working capital in relation to sales8)	10.8%	10.7%	11.2%	12.7%	15.7%
Receivables outstanding in relation to sales9)	19.8%	19.0%	20.0%	20.4%	20.0%
Inventory outstanding in relation to sales10)	8.8%	8.8%	9.2%	10.4%	9.2%
Payables outstanding in relation to sales11)	17.8%	17.2%	18.0%	18.1%	13.5%
Total equity	2,582	2,285	2,570	2,626	2,648
Total parent shareholders’ equity per share	34.43	29.26	30.93	30.30	30.10
Current assets excluding cash	3,497	3,153	3,475	3,119	2,705
Property, plant and equipment, net	2,417	2,239	2,192	1,960	1,855
Goodwill and Intangible assets	1,386	1,375	1,385	1,382	1,395
Capital employed	4,148	3,840	3,937	3,810	3,700
Net debt6)	1,566	1,554	1,367	1,184	1,052
Total assets	8,644	7,804	8,332	7,717	7,537
Long-term debt	1,734	1,522	1,324	1,054	1,662
Return on capital employed12)	26.4%	25.0%	17.7%	17.5%	18.3%
Return on total equity13)	30.0%	27.2%	19.0%	16.3%	17.1%
Total equity ratio	30%	29%	31%	34%	35%
Cash flow and other data
Operating cash flow	1,157	1,059	982	713	754
Depreciation and amortization	407	387	378	363	394
Capital expenditure, net	423	563	569	485	454
Capital expenditure, net in relation to sales	3.9%	5.4%	5.4%	5.5%	5.5%
Free operating cash flow6,14)	734	497	414	228	300
Cash conversion6,15)	100%	77%	85%	54%	69%
Direct shareholder return16)	590	771	577	339	165
Cash dividends paid per share	3.12	2.74	2.66	2.58	1.88
Number of shares outstanding (millions)17)	74.7	77.7	82.6	86.2	87.5
Number of employees, December 31	58,000	59,500	62,900	61,700	55,900

1) Including Corporate sales. 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10)Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to total equity. 14) Operating cash flow less Capital expenditure, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased.
17) At year end, excluding dilution and net of treasury shares.